EXHIBIT G
                                     to the
                          Investment Advisory Contract
                         WORLD INVESTMENT SERIES, INC.
                    FEDERATED INTERNATIONAL HIGH INCOME FUND

     For all services rendered by Adviser hereunder, the above-named Fund of the corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.85% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.85% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Adviser daily.

     Witness the due execution hereof this 1st day of September, 1996.


Attest:                       FEDERATED GLOBAL RESEARCH CORP.



By: /s/ Stephen A. Keen                 By: /s/ Henry A. Frantzen
               Secretary                Executive Vice President

Attest:                            WORLD INVESTMENT SERIES, INC.

By:  /s/ S. Elliott Cohan                    By: /s/ J. Christopher Donahue

          Assistant Secretary                Vice President